Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Second Quarter 2016 Financial Results

Los Angeles, CA – August 22, 2016 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the second quarter of 2016.

Andrew Gengos, ImmunoCellular Chief Executive Officer, commented: “We are pleased with the progress we made in the first half of this year, and believe that 2016 will be a year of accomplishment for our company. The first patient in the ICT-107 phase 3 trial was treated in June – a major achievement for our company. Today, more than 140 patients have been screened and clinical site activation is accelerating. We currently have activated 60 clinical sites in the US, two in Canada, and one in the UK, with more expected to come in the third quarter. With ICT-107, ImmunoCellular is one of a small number of companies in the cancer immunotherapy arena that we believe to be in the final stage of clinical development. In light of these achievements, our confidence remains high for the value and quality of our phase 3 program, and the therapeutic and commercial potential of ICT-107. The phase 1 open-label trial of ICT-121 in patients with recurrent glioblastoma has completed enrollment, reaching the target of 20 patients. The trial is being conducted at six sites in the US and preliminary results are expected in about 9 months. We are grateful for the continued support of the medical and scientific cancer community, and the confidence placed in our company by our collaborators.”

Upcoming Goals and Milestones:

•	ICT-107:

•	Continue to bring US, Canadian and European clinical sites online, with the goal of having all sites in all 10 countries activated by the end of 2016.

•	Anticipate randomization of all patients by the end of 2017, and an additional 2-3 years from then to achieve the at least 274 required events.

•	Plan to conduct a futility interim analysis at 30% of events, or at about the 2-year mark, and an efficacy interim analysis at 67% of events, or at about the 2 1⁄2 -year mark.

•	Present updated immune monitoring data from the ICT-107 phase 2 trial and updated long-term survival data from the phase 1 trial at the Society for NeuroOncology annual scientific meeting in November 2016 in two oral presentations.

•	ICT-121:

•	Continuing to monitor patients, with data expected in about 9 months.

•	Research:

•	Anticipate having one or more T cell receptors identified for a Stem-to-T-cell clinical candidate or candidates by year-end 2016.

•	Initial attempt to package a T cell receptor DNA sequence in the lentivirus/gene therapy construct by year-end 2016.

•	Continued progress in collaboration with University of Maryland on projects that have application to existing dendritic cell immunotherapy and Stem-to-T-cell technology platforms.

Second Quarter 2016 Financial Results

For the quarter ended June 30, 2016, ImmunoCellular incurred a net loss of $5.3 million, or $0.06 per basic and diluted share, compared to a net loss of $3.2 million, or $0.03 per basic and diluted share, for the quarter ended June 30, 2015.

During the second quarter 2016, ImmunoCellular incurred $4.4 million of research and development expenses compared to $2.3 million in the prior year quarter while general and administrative expenses remained relatively constant between periods. The $2.1 million increase in research and development expenses primarily reflects the additional expenses associated with the phase 3 trial of ICT-107.

For the six months ended June 30, 2016, ImmunoCellular incurred a net loss of $11.0 million, or $0.12 per basic and diluted share, compared to a net loss of $4.6 million, or $0.05 per basic and diluted share, During the six months ended June 30, 2016, ImmunoCellular incurred $9.2 million in research and development expenses compared to $4.4 million in the prior year.

ImmunoCellular also reported that cash used in operations during the six months ended June 30, 2016 was $11.2 million compared to $6.9 million in the prior year. The increase primarily reflects that additional research and development expenditures in the current year. As of June 30, 2016, ImmunoCellular had $11.9 million in cash.

Subsequent to June 30, 2016, ImmunoCellular entered into an underwriting agreement with Maxim Group LLC, pursuant to which it sold 34,550,000 shares of common stock, pre-funded warrants to purchase 12,450,000 shares of ImmunoCellular’s common stock and base warrants to purchase 35,250,000 shares of its common stock. The common stock and base warrants were sold at a combined public offering price of $0.16, and the base warrants were approved for listing on the NYSE MKT under the symbol “IMUC.WS.” The pre-funded warrants were sold to certain investors in lieu of common stock less the $0.01 per share exercise price for each pre-funded warrant. The base warrants have an exercise price of $0.1921 per share. Additionally, ImmunoCellular granted the underwriters a 45 day option to purchase up to an additional 7,050,000 shares of common stock and/or base warrants to purchase 5,287,000 shares of its common stock. On August 12, 2016, the underwriters exercised the option to purchase 4,478,625 of additional base warrants at a price of $0.01266 per base warrant. The gross proceeds from the offering are approximately $7.5 million.

Additionally, the terms of the California Institute of Regenerative Medicine (CIRM) award were modified such that ImmunoCellular received an additional $1.5 million in July 2016 as part of the initial award received from CIRM. The total amount of the award and other award conditions remain unchanged.

Conference Call and Webcast Today

ImmunoCellular plans to hold a conference call and webcast today at 5:00 pm ET to discuss the second quarter 2016 financial results and business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 67085549.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The phase 3 registrational trial of lead product candidate, ICT-107, a patient-specific, dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells, has been initiated. ImmunoCellular’s pipeline also includes: ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding

ImmunoCellular’s intentions and current expectations concerning, among other things, timing for enrollment and randomization of patients, the activation of clinical sites, the receipt and announcement of clinical data; the development and commercialization of ICT-107; the development of our preclinical Stem-to-T-cell program and ImmunoCellular’s ability to achieve its other clinical, operational and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates, the uncertain timing of completion and success of clinical trials, the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets

	6/30/2016 (Unaudited)	12/31/2015
Cash	$11,948,858	$22,604,481
Other current assets	2,428,678	1,956,057
Non current assets	4,888,814	5,521,836

Total assets	$19,266,350	$30,082,374

Current liabilities	$1,641,750	$2,269,398
Warrant liability	1,063,335	1,958,775
CIRM liability	4,680,728	4,133,905
Shareholders’ equity	11,880,537	21,720,296

	$19,266,350	$30,082,374

Condensed Consolidated Statement of Operations (Unaudited)

	3 months ended 6/30/2016	3 months ended 6/30/2015	6 months ended 6/30/2016	6 months ended 6/30/2015
Revenue	$0	$0	$0	$0
Research and development	4,433,222	2,299,903	9,170,797	4,365,862
General and administrative	1,049,815	1,087,686	2,149,647	2,122,847

Loss before other income (expenses)	(5,483,037)	(3,387,589)	(11,320,444)	(6,488,709)
Interest income	6,397	5,653	8,911	8,910
Interest expense	(281,996)	0	(546,823)	0
Financing expense	(16,595)	0	(31,231)	(88,939)
Change in fair value of warrant liability	445,660	227,206	926,671	1,989,162

Net loss	($5,329,571)	($3,154,730)	($10,962,916)	($4,579,576)

Net loss per share, basic and diluted:	$(0.06)	$(0.03)	$(0.12)	$(0.05)